Exhibit (c)(3)

PROJECT ROCKET SPECIAL COMMITTEE DISCUSSION MATERIALS JANUARY 25, 2012

NEGOTIATION CHRONOLOGY

	9/30/11	11/25/11	12/8/11	12/14/11	12/17/11	12/23/11	1/6/12
Party	LION	ROCKET	LION	ROCKET	LION	ROCKET	LION
Price	$8.00 – $8.25	High $9.00 – Low $10.00 Range	$8.00 Reiterated	$9.25	$8.50	$9.10	$8.60
Go-Shop Period	No Shop	"Reasonable" Go-Shop Provisions	Did not specifically address	"Full" Go-Shop	20 Business Days	45 Days (Plus 30 days to sign a superior offer)	35 Days
Breakup Fee	Consistent with other transactions	Did not specifically address	Did not specifically address	Did not specifically address	3.5% Transaction Value defined to include EAGLE's minority interest	1.375% during Go-Shop (2.75% after Go-Shop) Transaction Value defined to exclude EAGLE's minority interest	2.75% during Go-Shop (3.5% after Go-Shop) Transaction Value defined to include EAGLE's minority interest

	1/20/12	1/21/12	1/21/12	1/21/12	1/22/12	1/23/12
Party	ROCKET	LION	LION	ROCKET	LION	LION
Price	$8.95	$8.70	$8.75	$8.85	$8.80	$8.85
Go-Shop Period	40 Days (Plus 30 days to sign a superior offer)	40 Days	40 Days	40 Days (Plus 20 days to sign a superior offer)	40 Days (Plus 20 days to sign a superior offer)	40 Days (Plus 20 days to sign a superior offer)
Breakup Fee	$4.0mm during Go-Shop ($8.0mm after Go-Shop)	$8.0mm during Go-Shop ($10.0mm after Go-Shop)	$8.0mm during Go-Shop ($10.0mm after Go-Shop)	$4.5mm during Go-Shop ($9.0mm after Go-Shop)	$6.0mm during Go-Shop ($9.0mm after Go-Shop)	$5.0mm during Go-Shop ($9.0mm after Go-Shop)

Stephens

2

PRELIMINARY VALUATION SUMMARY – MANAGEMENT PROJECTIONS (Dollars in Millions, Except per Share) Previous Range (A High Low Note: Assumes broker compensation payout ratio of 29.5% and net cash of $29.5mm. Shares include accelerated vesting of RSUs and exercise of options with a strike below $9.00/share. Estimated EBITDA and Cash EPS is based on Management Projections adjusted to separate Core Business operating earnings from Non-Core Asset earnings (valued separately). (a) Assumes additional $2.5mm of cash from vesting of stock-based compensation in connection with a sale transaction is used to reduce sponsor equity check. (b) Based on 20 trading day average closing share price of $6.90 as of 1/24/12. (c) Future price targets (typically 12-month projections) based on two most recent research reports published as of 1/11/12. 3

PRELIMINARY VALUATION MULTIPLES (Dollars FullyperDiluted Shares Outstanding PROPOSED TRANSACTION IMPLIED MULTIPLES Equity Value Plus: Debt 2011E Cash EPS Less: Cash Enterprise Value 2011E Core Cash 2012E Consensu 2012E Consensu Note: Assumes broker compensation payout ratio of 29.5%. (a) Shares include accelerated vesting of RSUs, exercise of options with a strike below the offer price per share and shares expected to be issued related to the GFS acquisition. (b) For analytical purposes, EBITDA is adjusted by adding back $3.8mm and $2.5mm of pretax losses related to ROCKET office expansion efforts in 2011 and 2012, respectively. (c) Source: Bloomberg. 4

APPENDIX

ROCKET $5.50 - $6.00 Russell 2000 (Shares in Millions) $5.00 - $5.50 S&P -$4.50 - $5.00 -$4.00 - $4.50 Average Volume (000s Below $4.00 1 Year - Total 3 Years 12.5 $3.00 1/0 Source: Capital IQ. 6

ROCKET HISTORICAL INDEXED PERFORMANC 70 E 160 ROCKET’S stock has outperformed its peers’ since 2008 140 6 MONTH 60 1 YEAR ROCKET Broke ROCKET al 7/11 ( 7.2%) 1/11 9/1 120 60 ROCKET 100 Ma Asset 40 nag 80 60 3 YEARS 20 5 YEARS ROCKET Broke ROCKET al 67.9% ( 34 1/09 6/09 1/0712/091 ROCKET Asset Manage Source: Factset. Note: Broker/Dealer Comps includes AMTD, LPLA, RJF, SCHW and SF. Asset Management Comps includes AMG, AMP, BLK, CNS, EPHC, EV, FII, GBL, IVZ, TROW and WDR. 7

COMP PERFORMANCE SINCE 9/30/11 (PROPOSAL DATE) ROCKET 13.0 90 9/11 Source: Factset. Note: Broker/Dealer Comps includes AMTD, LPLA, RJF, SCHW and SF. Asset Management Comps includes AMG, AMP, BLK, CNS, EPHC, EV, FII, GBL, IVZ, TROW and WDR. LION Comps includes AMG, AMP, ART, BEN, BLK, CLMS, CNS, EV, FII, GBL, IVZ, LM, PZN, TROW and WDR. 8

TRADING LPL Inves tment (Dollars in Millions, Waddell & Reed Stifel Financial BROKER/DEALERS Federated Inves Cohen & Steers GAMCO Investo Epoch Holding MANAGERS ASSET ROCKET (c) Source: Capital IQ & SNL Financial. (a) For broker/dealers (except LPLA), EV calculated as market capitalization plus gross debt (cash is not deducted). (b) FactSet median estimates. ROCKET consensus estimates of $0.36 and $0.49 in 2011E and 2012E, respectively. (c) ROCKET EBITDA calculated by reverse tax-affecting the consensus research analyst net income forecast (at 40% tax rate) to arrive at pre-tax income, and then adding estimated interest, depreciation (net of minority interest), amortization and interest. 9

6/23/05 L 5/10/05 S Source: SNL Financial & company filings. Criteria: Selected Asset Manager & Broker/Dealer M&A Transactions since 1/1/05 with deal values between $10mm & $3bn. (a) EBITDA and earnings are expected NTM EBITDA and pre-tax earnings (tax-effected at 40%) as reported by Raymond James management. (b) EV/LTM EBITDA multiple provided by ROCKET management. 10

$12.00 IMPACT OF $10.96 $400.0 (Dollars in Millions, Except per Share) STOCK PRICE AP $ $4.00 $350.0 EBITDA $9.00 $9.68 $300.0 $2.00 $ 11E $250.0 8.0X $6.00 $- $200.0 $150.0 EBITDA $3.00 $100.0 11E $50.0 10.0X $- $- 2012E 2 Note: Discounted at 17.8% cost of equity. Stock price and market cap include $1.96/share for non-core assets in each period. (a) CAGR based on 1/24/12 closing price of $7.30. 11

PRELIMINARY SUM OF THE PARTS ANALYSIS – SUMMARY (Dollars in Millions, Except per Share) BELOW IS A SUMMARY OF IMPLIED PER SHARE VALUES BASED ON A SUM OF THE PARTS ANALYSIS ASSUMING CORPORATE OVERHEAD ALLOCATION OF 80% TO OTHER WEALTH MANAGEMENT AND 20% TO MASS AFFLUENT 2011E 2011E Adj uste d 2012E 2012E Adj uste d (a) For analytical purposes, EBITDA is adjusted by adding back $3.8mm and $2.5mm of pretax losses related to ROCKET office expansion efforts in 2011 and 2012, respectively. 12

NON-CORE ASSETS PRELIMINARY VALUATION COMPARISON (Dollars in Millions, Except per Share) Concept Other GFS Earnout (e Total Value per Shar Note: Estimated marketable values reflected herein are based on information provided by management and take into account the illiquidity of many of these assets/investments. Estimated marketable values reflect estimates based on such information to reach an informed opinion, and do not constitute an appraisal or certification of value. Note: LION data based on our preliminary understanding from discussions to date. (a) Net of estimated deferred tax liability and any other related liabilities. (b) Calculated based on negotiations with a prospective buyer at an estimated offer price of $68.5mm. ROCKET’s ownership in PTC would result in a pre-tax value of $23.0mm to the Company, or $14.7mm after tax. (c) Level 1 Assets consist primarily of ROCKET common stock. (d) Level 2 & 3 Assets consist of warrants and other securities, primarily associated with private equity investments. (e) Represents the cash portion of the GFS earnout and CAGR adjustment. LION’s liability includes the value of the “in-the-money” earnout and “out-of-the-money” CAGR adjustment. Stephens liability includes only the value of the “in-the-money” GFS earnout. Source: Company filings and provided materials. 13

2/26/10 SELECTED (Dollars in Millions, Except 2/11/10 – 3 out of 30 deals resulted in a higher bid 4/3/09 2/20/09 Source: Capital IQ and MergerMetrics. Note: Termination fee % is the termination fee as a percentage of equity value. (a) Denotes duration of primary go-shop period only. (b) Go-Shop period extendable to 55 days if the Board receives a superior proposal within the first 40 days. 14